EXHIBIT 99.1

Steel Partners Holdings Reports Second Quarter Financial Results and Declares Quarterly Distribution on its Series A Preferred Units

Second Quarter 2021 Highlights

•Revenue totaled $386.4 million, an increase of 31.3%, as compared to the same period in the prior year
•Net income from continuing operations was $27.4 million
•Net income attributable to common unitholders was $27.2 million, or $1.03 per diluted common unit
•Adjusted EBITDA* increased to $74.4 million; Adjusted EBITDA margin* was 19.2%
•Net cash provided by operating activities of continuing operations was $7.8 million
•Adjusted free cash flow* totaled $48.5 million
•Total debt at quarter-end was $292.7 million; net debt,* which includes, among other items, pension and preferred unit liabilities, and marketable securities and long term investments, totaled $288.1 million

First Half 2021 Highlights

•Revenue totaled $700.9 million, an increase of 9.2%, as compared to the same period in the prior year
•Net income from continuing operations was $80.8 million
•Net income attributable to common unitholders was $80.2 million, or $2.68 per diluted common unit
•Adjusted EBITDA* increased to $124.1 million; Adjusted EBITDA margin* was 17.7%
•Net cash provided by operating activities of continuing operations was $15.0 million
•Adjusted free cash flow* totaled $54.0 million

NEW YORK, N.Y., August 5, 2021 - Steel Partners Holdings L.P. (NYSE: SPLP), a diversified global holding company, today announced operating results for the second quarter ended June 30, 2021.

Q2 2021	Q2 2020	($ in thousands)	YTD 2021	YTD 2020
$386,433	$294,373	Revenue	$700,926	$641,583
27,435	17	Net income (loss) from continuing operations	80,777	(36,462)
27,240	(1,434)	Net income (loss) attributable to common unitholders	80,191	(62,312)
74,364	39,655	Adjusted EBITDA*	124,140	77,372
19.2%	13.5%	Adjusted EBITDA margin*	17.7%	12.1%
9,024	4,041	Purchases of property, plant and equipment	13,925	11,035
48,520	92,427	Adjusted free cash flow*	53,993	95,222
*    See reconciliations to the nearest GAAP measure included in the financial tables. See "Note Regarding Use of Non-GAAP Financial Measurements" below for the definition of these non-GAAP measures.

"Our business continued to respond well to dynamic market conditions. The Company’s second quarter performance has returned to pre-pandemic levels, exceeding 2Q 2019 revenue, net income, and adjusted EBITDA,” said Executive Chairman Warren Lichtenstein. “Our team remains agile in its efforts to collectively increase unitholder and all stakeholder value while focusing on delivering high quality products and service levels as safely as possible."

Results of Operations

Comparison of the Three and Six Months Ended June 30, 2021 and 2020 (unaudited)

(Dollar amounts in table and commentary in thousands, unless otherwise indicated)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$386,433	$294,373	$700,926	$641,583
Cost of goods sold	250,597	196,224	459,282	417,072
Selling, general and administrative expenses	74,588	72,139	143,388	148,067
Asset impairment charges	—	—	—	617
Interest expense	5,504	7,722	10,970	16,349
Realized and unrealized (gains) losses on securities, net	(4,470)	8,482	18,779	26,484
All other expense (income), net	206	15,728	(33,316)	44,332
Total costs and expenses	326,425	300,295	599,103	652,921
Income (loss) from continuing operations before income taxes and equity method investments	60,008	(5,922)	101,823	(11,338)
Income tax provision (benefit)	35,413	(1,046)	50,007	(4,490)
(Income) loss of associated companies, net of taxes	(2,840)	(4,893)	(28,961)	29,614
Net income (loss) from continuing operations	$27,435	$17	$80,777	$(36,462)

Revenue

Revenue for the three months ended June 30, 2021 increased $92,060, or 31.3%, as compared to the same period last year, due to higher sales volume across all segments, primarily due to the economic recovery from COVID-19.

Revenue for the six months ended June 30, 2021 increased $59,343, or 9.2%, as compared to the same period last year, due to higher sales volume in the Diversified Industrial and Energy segments, partially offset by lower revenue from the Financial Services segment.

Cost of Goods Sold

Cost of goods sold for the three months ended June 30, 2021 increased $54,373, or 27.7%, as compared to the same period last year, due to increases in the Diversified Industrial and Energy segments. The increases in the Diversified Industrial and Energy segments in the three months ended June 30, 2021 were primarily due to the higher sales volume discussed above.

Cost of goods sold for the six months ended June 30, 2021 increased $42,210, or 10.1%, as compared to the same period last year, due to increases in the Diversified Industrial and Energy segments. The increases in the Diversified Industrial and Energy segments in the six months ended June 30, 2021 were primarily due to the higher sales volume discussed above.

Selling, General and Administrative Expenses

Selling, general and administrative expenses ("SG&A") for the three months ended June 30, 2021 increased $2,449, or 3.4%, as compared to the same period last year. The increase was primarily due to higher sales volume, partially offset by an environmental reserve charge of $14,000 in the Diversified Industrial segment related to a legacy, non-operating site during the second quarter of 2020.

SG&A for the six months ended June 30, 2021 decreased $4,679, or 3.2%, as compared to the same period last year, primarily due to an environmental reserve charge of $14,000 in the Diversified Industrial segment related to a legacy, non-operating site during the 2020 period, partially offset by the impact of higher sales volume in the Diversified Industrial and Energy segments, as well as higher personnel costs from the Financial Services segment during the 2021 period.

Asset Impairment Charges

No impairment charges were recorded in the three or six months ended June 30, 2021. During the first quarter of 2020, as a result of COVID-19 related declines in our youth sports business within the Energy segment, intangible assets of $617, primarily customer relationships, were fully impaired.

Interest Expense

Interest expense for the three months ended June 30, 2021 decreased $2,218, or 28.7%, as compared to the same period last year. The decrease for the three months ended June 30, 2021 was primarily due to lower interest rates and lower average debt levels, as compared to the same period of 2020.

Interest expense for the six months ended June 30, 2021 decreased $5,379, or 32.9%, as compared to the same period last year. The lower interest expense for the six months ended June 30, 2021 was primarily due to lower interest rates and lower average debt levels as compared to the same period of 2020.

Realized and Unrealized (Gains) Losses on Securities, Net

The Company recorded gains of $4,470 for the three months ended June 30, 2021, as compared to losses of $8,482 in the same period of 2020 and losses of $18,779 for the six months ended June 30, 2021, as compared to losses of $26,484 in 2020. These gains and losses were primarily due to unrealized losses related to the mark-to-market adjustments on the Company's portfolio of securities in both periods, as well as a realized loss on the sale of securities in the first half of 2020.

All Other (Income) Expense, Net

All other expense, net totaled $206 for the three months ended June 30, 2021, as compared to All other expense, net that totaled $15,728 in the same period of 2020. The improvement in the three months ended June 30, 2021 compared to the same period of 2020 is primarily due to lower provision for loan losses during the 2021 period.

All other income, net for the six months ended June 30, 2021, is primarily comprised of: (1) a $19,740 one-time dividend from Aerojet, (2) a pre-tax gain of $8,096 on the sale of OMG’s Edge business and (3) a pre-tax gain of $6,646 on the sale of an idle facility in the Joining Materials business. All other expense, net for the six months ended June 30, 2020 was primarily comprised of provisions for loan losses.

Income Tax Provision (Benefit)

The Company's tax provision represents the income tax expense or benefit of its consolidated subsidiaries that are taxable entities. Significant differences between the statutory rate and the effective tax rate include partnership losses for which no tax benefit is recognized, the change in unrealized gains on investments, changes in deferred tax valuation allowances and other permanent differences. The Company's consolidated subsidiaries have recorded deferred tax valuation allowances to the extent that they believe it is more likely than not that the benefits of certain deferred tax assets will not be realized in future periods.

The Company recorded an income tax provision of $35,413 and an income tax benefit of $1,046 for the three months ended June 30, 2021 and 2020, respectively, and an income tax provision of $50,007 and an income tax benefit of $4,490 for the six months ended June 30, 2021 and 2020, respectively. The Company’s effective tax rate was 59.0% and (17.7)% for the three months ended June 30, 2021 and 2020, respectively, and was 49.1% and (39.6)% for the six months ended June 30, 2021 and 2020, respectively. The higher effective tax rate for the six months ended June 30, 2021 is primarily due to an increase in U.S. tax expense related to unrealized gains on investments. The Company incurred pre-tax losses for the six months ended June 30, 2020 which resulted in a negative effective tax rate. Excluding the impact of the unrealized gains on investments, the estimated annual effective tax rate is expected to be approximately 27%.

(Income) Loss of Associated Companies, Net of Taxes

Income from associated companies, net of taxes, decreased $2,053 for the three months ended June 30, 2021, as compared to the same period. The decrease is primarily due to the absence of increases in the fair value of Aviat common stock in 2020, partially offset by favorable changes in the Company’s investments in STCN preferred and common stock.

Income from associated companies, net of taxes was $28,961 for the six months ended June 30, 2021, as compared to a loss of associated companies, net of tax of $29,614 in the same period in 2020. The improvement is primarily due to favorable changes in the fair value of the Company’s investments in STCN preferred and common stock.

Purchases of Property, Plant and Equipment (Capital Expenditures)

Capital expenditures for the second quarter of 2021 totaled $9,024, or 2.3% of revenue, as compared to $4,041, or 1.4% of revenue, in the second quarter of 2020. Capital expenditure for the six months ended June 30, 2021 totaled $13,925, or 2.0% of revenue, as compared to $11,035, or 1.7% of revenue for the same period of 2020.

Additional Non-GAAP Financial Measures

Adjusted EBITDA was $74,364 for the three months ended June 30, 2021, as compared to $39,655 in the same period of 2020. Adjusted EBITDA increased by $34,709, primarily due to improved profitability from all operating segments as a result of higher sales volume. Adjusted free cash flow was $48,520 versus $92,427 for the same period in 2020.

Adjusted EBITDA was $124,140 for the six months ended June 30, 2021, as compared to $77,372 in the same period of 2020. Adjusted EBITDA increased by $46,768 primarily due to improved profitability from both Diversified Industrial and Energy Segments as a result of higher sales volume, as well as from the Financial Services segment driven by lower financial interest expense and lower provision for loan losses. Adjusted free cash flow was $53,993 versus $95,222 for the same period in 2020.

Liquidity and Capital Resources

As of June 30, 2021, the Company had $377.0 million in available liquidity under its senior credit agreement, as well as $15.0 million in cash and cash equivalents, excluding WebBank cash, and approximately $281.6 million in marketable securities and long-term investments.

As of June 30, 2021, total debt was $292.7 million, a decrease of approximately $41.5 million, as compared to December 31, 2020. As of June 30, 2021, net debt totaled $288.1 million, a decrease of approximately $66.7 million, as compared to December 31, 2020. Total leverage (as defined in the Company's senior credit agreement) was 1.9x as of June 30, 2021 as compared to 2.4x as of December 31, 2020.
Quarterly Cash Distribution on Series A Preferred Units

On August 5, 2021, the Company's board of directors declared a regular quarterly cash distribution of $0.375 per unit, payable September 15, 2021, to unitholders of record as of September 1, 2021, on its 6% Series A Preferred Units, no par value ("Series A Preferred").

Any future determination to declare distributions on its units of Series A Preferred, and any determination to pay such distributions in cash or in kind, or a combination thereof, will remain at the discretion of Steel Partners' board of directors and will be dependent upon a number of factors, including the company's results of operations, cash flows, financial position, and capital requirements, among others.

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. (www.steelpartners.com) is a diversified global holding company that owns and operates businesses and has significant interests in various companies, including diversified industrial products, energy, defense, supply chain management and logistics, direct marketing, banking and youth sports.

(Financial Tables Follow)

Consolidated Balance Sheets (unaudited)

(in thousands, except common units)	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$224,324	$135,788
Marketable securities	—	106
Trade and other receivables - net of allowance for doubtful accounts of $3,321 and $3,368, respectively	203,500	164,106
Receivables from related parties	3,122	2,073
Loans receivable, including loans held for sale of $141,092 and $88,171, respectively, net	410,255	306,091
Inventories, net	157,935	137,086
Prepaid expenses and other current assets	51,298	58,053
Total current assets	1,050,434	803,303
Long-term loans receivable, net	1,947,423	2,183,017
Goodwill	148,032	150,852
Other intangible assets, net	128,860	138,581
Deferred tax assets	19,758	66,553
Other non-current assets	44,779	42,068
Property, plant and equipment, net	220,306	228,992
Operating lease right-of-use assets	27,016	29,715
Long-term investments	281,633	291,297
Total Assets	$3,868,241	$3,934,378
LIABILITIES AND CAPITAL
Current liabilities:
Accounts payable	$130,496	$100,759
Accrued liabilities	67,012	69,967
Deposits	270,548	285,393
Payables to related parties	1,183	4,080
Short-term debt	523	397
Current portion of long-term debt	10,269	10,361
Other current liabilities	52,919	46,044
Total current liabilities	532,950	517,001
Long-term deposits	140,404	70,266
Long-term debt	281,871	323,392
Other borrowings	1,969,687	2,090,223
Preferred unit liability	148,221	146,892
Accrued pension liabilities	143,915	183,462
Deferred tax liabilities	2,176	2,169
Long-term operating lease liabilities	19,209	21,845
Other non-current liabilities	37,179	39,906
Total Liabilities	3,275,612	3,395,156
Commitments and Contingencies
Capital:
Partners' capital common units: 21,561,800 and 22,920,804 issued and outstanding (after deducting 16,268,123 and 14,916,635 units held in treasury, at cost of $247,857 and $219,245), respectively	759,605	707,309
Accumulated other comprehensive loss	(172,252)	(172,649)
Total Partners' Capital	587,353	534,660
Noncontrolling interests in consolidated entities	5,276	4,562
Total Capital	592,629	539,222
Total Liabilities and Capital	$3,868,241	$3,934,378

Consolidated Statements of Operations (unaudited)

(in thousands, except common units and per common unit data)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Diversified Industrial net sales	$305,759	$251,108	$554,248	$512,718
Energy net revenue	41,768	14,302	73,854	52,904
Financial Services revenue	38,906	28,963	72,824	75,961
Total revenue	386,433	294,373	700,926	641,583
Costs and expenses:
Cost of goods sold	250,597	196,224	459,282	417,072
Selling, general and administrative expenses	74,588	72,139	143,388	148,067
Asset impairment charges	—	—	—	617
Finance interest expense	2,627	3,475	4,859	6,909
(Benefit from) provision for loan losses	(1,567)	14,253	(2,282)	40,390
Interest expense	5,504	7,722	10,970	16,349
Realized and unrealized (gains) losses on securities, net	(4,470)	8,482	18,779	26,484
Other income, net	(854)	(2,000)	(35,893)	(2,967)
Total costs and expenses	326,425	300,295	599,103	652,921
Income (loss) from continuing operations before income taxes and equity method investments	60,008	(5,922)	101,823	(11,338)
Income tax provision (benefit)	35,413	(1,046)	50,007	(4,490)
(Income) loss of associated companies, net of taxes	(2,840)	(4,893)	(28,961)	29,614
Net income (loss) from continuing operations	27,435	17	80,777	(36,462)
Discontinued operations
Gain (loss) from discontinued operations, net of taxes	128	(280)	128	(2,581)
Net loss on deconsolidation of discontinued operations	—	(980)	—	(22,948)
Net gain (loss) from discontinued operations, net of taxes	128	(1,260)	128	(25,529)
Net income (loss)	27,563	(1,243)	80,905	(61,991)
Net income attributable to noncontrolling interests in consolidated entities (continuing operations)	(323)	(191)	(714)	(321)
Net income (loss) attributable to common unitholders	$27,240	$(1,434)	$80,191	$(62,312)
Net income (loss) per common unit - basic
Net income (loss) from continuing operations	$1.24	$(0.01)	$3.60	$(1.48)
Net income (loss) from discontinued operations	0.01	(0.05)	0.01	(1.03)
Net income (loss) attributable to common unitholders	$1.25	$(0.06)	$3.61	$(2.51)
Net income (loss) per common unit - diluted
Net income (loss) from continuing operations	$1.02	$(0.01)	$2.67	$(1.48)
Net income (loss) from discontinued operations	0.01	(0.05)	0.01	(1.03)
Net income (loss) attributable to common unitholders	$1.03	$(0.06)	$2.68	$(2.51)
Weighted-average number of common units outstanding - basic	21,829,714	24,958,026	22,222,557	24,989,440
Weighted-average number of common units outstanding - diluted	29,561,237	24,958,026	32,243,510	24,989,440

Supplemental Balance Sheet Data (June 30, 2021 unaudited)

(in thousands, except common and preferred units)	June 30,	December 31,
	2021	2020
Cash and cash equivalents	$224,324	$135,788
WebBank cash and cash equivalents	209,303	117,553
Cash and cash equivalents, excluding WebBank	$15,021	$18,235
Common units outstanding	21,561,800	22,920,804
Preferred units outstanding	6,422,128	6,422,128

Supplemental Non-GAAP Disclosures (unaudited)

Adjusted EBITDA Reconciliation:

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss) from continuing operations	$27,435	$17	$80,777	$(36,462)
Income tax provision (benefit)	35,413	(1,046)	50,007	(4,490)
Income from continuing operations before income taxes	62,848	(1,029)	130,784	(40,952)
Add (Deduct):
(Income) loss of associated companies, net of taxes	(2,840)	(4,893)	(28,961)	29,614
Realized and unrealized (gains) losses on securities, net	(4,470)	8,482	18,779	26,484
Interest expense	5,504	7,722	10,970	16,349
Depreciation	10,462	11,133	20,823	22,086
Amortization	4,608	5,112	9,376	10,394
Non-cash asset impairment charges	—	—	—	617
Non-cash pension expense	(1,501)	623	(3,001)	1,175
Non-cash equity-based compensation	354	50	717	256
Other items, net	(601)	12,455	(35,347)	11,349
Adjusted EBITDA	$74,364	$39,655	$124,140	$77,372

Total revenue	$386,433	$294,373	$700,926	$641,583
Adjusted EBITDA margin	19.2%	13.5%	17.7%	12.1%

Net Debt Reconciliation:

(in thousands)	June 30,	December 31,
	2021	2020
Total debt	$292,663	$334,150
Accrued pension liabilities	143,915	183,462
Preferred unit liability	148,221	146,892
Cash and cash equivalents, excluding WebBank	(15,021)	(18,235)
Marketable securities	—	(106)
Long-term investments	(281,633)	(291,297)
Net debt	$288,145	$354,866

Adjusted Free Cash Flow Reconciliation:

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net cash provided by operating activities of continuing operations	$7,768	$93,846	$14,997	$259,892
Purchases of property, plant and equipment	(9,024)	(4,041)	(13,925)	(11,035)
Net increase (decrease) in loans held for sale	49,776	2,622	52,921	(153,635)
Adjusted free cash flow	$48,520	$92,427	$53,993	$95,222

Segment Results (unaudited)

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Diversified Industrial	$305,759	$251,108	$554,248	$512,718
Energy	41,768	14,302	73,854	52,904
Financial Services	38,906	28,963	72,824	75,961
Total revenue	$386,433	$294,373	$700,926	$641,583

Income (loss) from continuing operations before interest expense and income taxes:
Diversified Industrial	$35,832	$11,070	$63,536	$26,221
Energy	3,644	(1,952)	6,461	(1,750)
Financial Services	23,718	(815)	44,167	3,191
Corporate and other	5,158	(1,610)	27,590	(52,265)
Income (loss) from continuing operations before interest expense and income taxes	68,352	6,693	141,754	(24,603)
Interest expense	5,504	7,722	10,970	16,349
Income tax provision (benefit)	35,413	(1,046)	50,007	(4,490)
Net income (loss) from continuing operations	$27,435	$17	$80,777	$(36,462)

(Income) loss of associated companies, net of taxes:
Corporate and other	$(2,840)	$(4,893)	$(28,961)	$29,614
Total	$(2,840)	$(4,893)	$(28,961)	$29,614

Segment depreciation and amortization:
Diversified Industrial	$11,843	$12,383	$23,815	$24,650
Energy	3,066	3,731	6,060	7,487
Financial Services	121	92	245	263
Corporate and other	40	39	79	80
Total depreciation and amortization	$15,070	$16,245	$30,199	$32,480

Segment Adjusted EBITDA:
Diversified Industrial	$47,535	$37,108	$72,345	$65,157
Energy	5,779	1,580	11,027	6,103
Financial Services	23,561	(373)	43,901	3,801
Corporate and other	(2,511)	1,340	(3,133)	2,311
Total Adjusted EBITDA	$74,364	$39,655	$124,140	$77,372

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measurements as defined by the U.S. Securities and Exchange Commission ("SEC"), including "Adjusted EBITDA," "Net Debt" and "Adjusted Free Cash Flow." The Company is presenting these non-GAAP financial measurements because it believes that these measures provide useful information to investors about the Company's business and its financial condition. The Company defines Adjusted EBITDA as net income or loss from continuing operations before the effects of income or loss from investments in associated companies and other investments held at fair value, interest expense, taxes, depreciation and amortization, non-cash pension expense or income, and realized and unrealized gains or losses on investments, and excludes certain non-recurring and non-cash items. The Company defines Net Debt as the sum of total debt, accrued pension liabilities and preferred unit liability, less the sum of cash and cash equivalents (excluding those used in WebBank's banking operations), marketable securities and long-term investments. The Company defines Adjusted Free Cash Flow as net cash provided by or used in operating activities of continuing operations less the sum of purchases of property, plant and equipment, and net increases or decreases in loans held for sale. The Company believes these measures are useful to investors because they are measures used by the Company's Board of Directors and management to evaluate its ongoing business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as internal profitability measures, as components in assessing liquidity and evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as elements in determining executive compensation.

However, the measures are not measures of financial performance under generally accepted accounting principles in the U.S. ("U.S. GAAP"), and the items excluded from these measures are significant components in understanding and assessing financial performance. Therefore, these non-GAAP financial measurements should not be considered substitutes for net income or loss, total debt, or cash flows from operating, investing or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges, including realized losses on investments, interest expense, and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•Adjusted EBITDA does not reflect the Company's tax provision or the cash requirements to pay its taxes;
•Adjusted EBITDA does not reflect income or loss from the Company's investments in associated companies and other investments held at fair value;
•Adjusted EBITDA does not reflect the Company's interest expense;
•Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;
•Adjusted EBITDA does not reflect the Company's net realized and unrealized gains and losses on its investments;
•Adjusted EBITDA does not include non-cash charges for pension expense and equity-based compensation;
•Adjusted EBITDA does not include amounts related to noncontrolling interests in consolidated entities;
•Adjusted EBITDA does not include certain other non-recurring and non-cash items; and
•Adjusted EBITDA does not include the Company's discontinued operations.

In addition, Net Debt assumes the Company's cash and cash equivalents (excluding those used in WebBank's banking operations), marketable securities and long-term investments are immediately convertible in cash and can be used to reduce outstanding debt without restriction at their recorded fair value, while Adjusted Free Cash Flow excludes net increases or decreases in loans held for sale, which can vary significantly from period-to-period since these loans are typically sold after origination and thus represent a significant component in WebBank's operating cash flow requirements.

The Company compensates for these limitations by relying primarily on its U.S. GAAP financial measures and using these measures only as supplemental information. The Company believes that consideration of Adjusted EBITDA, Net Debt and Adjusted Free Cash Flow, together with a careful review of its U.S. GAAP financial measures, is a well-informed method of analyzing SPLP. Because Adjusted EBITDA, Net Debt and Adjusted Free Cash Flow are not measurements determined in accordance with U.S. GAAP and are susceptible to varying calculations, Adjusted EBITDA, Net Debt and Adjusted Free Cash Flow, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP's current expectations and projections about its future results, performance, prospects and opportunities. SPLP identifies these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate," "will" and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in 2021 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, the impact of COVID-19 on business activity generally and on the Company's financial condition and operations, including whether facilities considered to be essential retain that designation, the continued decline of crude oil prices, customers' acceptance of our new and existing products, our ability to deploy our capital in a manner that maximizes unitholder value, the ability to consolidate and manage the Company's newly acquired businesses, the potential fluctuation in the Company's operating results, the Company's ongoing cash flow requirements for defined benefit pension plans, the cost of compliance with extensive federal and state regulatory requirements and any potential liability thereunder, the Company's need for additional financing and the terms and conditions of any financing that is consummated, the ability to identify suitable acquisition candidates or investment opportunities for our core businesses, the impact of losses in the Company's investment portfolio, the effect of fluctuations in interest rates and the phase-out of LIBOR, our ability to protect the Company's intellectual property rights, the Company's ability to manage risks inherent to conducting business internationally, the outcome of litigation or other legal proceedings in which we are involved from time to time, a significant disruption in, or breach in security of, our technology systems, labor disputes and the ability to recruit and retain experienced personnel, general economic conditions, fluctuations in demand for our products and services, the inability to realize the benefits of net operating losses of our affiliates and subsidiaries, the possible volatility of our common or preferred unit trading prices and other risks detailed from time to time in filings we make with the SEC. These statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2020 and Form 10-Q for the quarterly period ended June 30, 2021, for information regarding risk factors that could affect the Company's results. Any forward-looking statement made in this press release speaks only as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

Investor Relations Contact

Jennifer Golembeske
212-520-2300
jgolembeske@steelpartners.com